Exhibit 99.1

FOR IMMEDIATE RELEASE

Procera Networks Announces Preliminary Fourth Quarter Revenue Results

Experienced Strength in Major Carrier Orders

Exceeded Fourth Quarter 2009 Revenue Guidance

LOS GATOS, Calif., January 4, 2010 – Procera Networks Inc. (NYSE Amex: PKT), a developer of Evolved Deep Packet Inspection (DPI) solutions providing traffic awareness, control and protection for complex networks, today announced preliminary financial results for the fourth quarter ended December 31, 2009. Based on preliminary financial data, the Company anticipates that revenue for the fourth quarter will be in the range of $9.1 million to $9.5 million, or 102% - 111% year-over-year growth.  On its third quarter earnings call on November 5, 2009, the Company provided fourth quarter guidance for revenue growth over 100% year-over-year.  The company also expects to achieve profitability for the fourth quarter ending December 31, 2009.

“Throughout 2009 we executed on our corporate strategy to become the market leader in Network Traffic Management,” said James Brear, president and CEO of Procera Networks.  “As a result, we experienced continued momentum among major carriers and exceeded our revenue guidance for the fourth quarter.”

The operating information included in this press release is preliminary and subject to change. The Company is in the process of finalizing its financial results for the fourth quarter and fiscal year ended December 31, 2009.

About Procera Networks Inc.
Procera Networks Inc. delivers Evolved DPI solutions that give service providers awareness, control and protection of their applications and networks. Its core product suite, the PacketLogic line of platforms, leverages the company’s advanced identification engine, DRDL™ (Datastream Recognition Definition Language), to provide accurate identification of network traffic in real-time. PacketLogic is deployed at more than 600 broadband service providers, telcos, governments and higher education campuses worldwide. Founded in 2002, Procera (NYSE Amex: PKT) is based in Silicon Valley and has offices around the globe. More information is available at www.proceranetworks.com.

Press Contact
Jon Linden, Procera Networks, 1-408-890-7039, jon.linden@proceranetworks.com

Investor Relations Contact
Cynthia Hiponia, The Blueshirt Group, 1-415-217-4966, ir@proceranetworks.com

Safe Harbor Statement: This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in this press release, the words "plan," "confident that," "believe," "scheduled," "expect," or "intend to," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, the ability of Procera to commercialize the applicable technology and introduce products and the acceptance of those products by the market, the ability of resellers to sell the Procera products, market conditions, the general acceptance of the Company's products and technologies, competitive factors, timing, and other risks described in the Company's reports and filings with the SEC from time to time.

Procera Networks is a registered trademark, and PacketLogic and DRDL are trademarks of Procera Networks, Inc. All rights reserved. All other products or brands mentioned are trademarks and/or service marks of their respective owners.

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Procera Networks Inc. • 100 Cooper Court, Los Gatos, CA 95032
Tel: (408) 354-7200 • Fax: (408) 354-7211 • www.proceranetworks.com